Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Roy Swan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES SECOND QUARTER 2008 RESULTS

Reports Second Quarter Net Income of $0.8 Million and Diluted EPS of $0.30

New York, New York, November 20, 2007– Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, today announced its results of operations for the three- and six-month periods ended September 30, 2007, the second quarter of the fiscal year ending March 31, 2008 (“fiscal 2008”).

The Company reported net income of $0.8 million and diluted earnings per share of $0.30 for the second quarter of fiscal 2008, compared to a net loss of $0.9 million and diluted loss per share of $0.36 for the second quarter of fiscal 2007.  For the six month period ended September 30, 2007, the Company reported net income of $1.9 million, or $0.74 per diluted share, compared to a net loss of $0.1 million, or $0.04 per diluted share, for the prior year period last year.  Excluding special charges in the three- and six-month periods ended September 30, 2006, on a non-GAAP basis the Company’s adjusted net income was $0.7 million and $1.5 million, or $0.23 per diluted share and $0.59 per diluted share, respectively.

Deborah C. Wright, the Company’s Chairman and CEO, stated: “Carver’s earnings and other key metrics were stable in the second quarter, during an obviously challenging period for the banking industry. Net income was up modestly, on an ongoing basis year over year, as net interest margin increased 24% and fee income from our lending and retail businesses increased 41%. I’m pleased to note that credit quality remains solid.  In addition, Carver’s New Markets Tax Credit (“NMTC”) award continues to provide a net income tax benefit. Nevertheless, expenses rose sharply as results include absorption of Community Capital Bank’s (“CCB”) operations, investments in new talent, costs in preparation for implementation of Sarbanes-Oxley Act Section 404 at the end of this fiscal year, and other consulting assistance.  In coming months we will announce specific measures to improve our cost structure.”

Ms. Wright also announced that on November 19, 2007, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the quarter ended September 30, 2007.  Ms. Wright said: “The dividend reflects the Board of Directors’ continued confidence in Carver’s long-term growth and earnings outlook.”  The dividend will be payable on December 17, 2007 to stockholders of record at the close of business on December 3, 2007.

Income Statement Highlights

Second Quarter Results
The Company reported net income for the quarter ended September 30, 2007 of $0.8 million compared to a net loss of $0.9 million for the prior year period, an increase of $1.7 million.  These results primarily reflect an increase in net interest income of $1.3 million and an increase in non-interest income of $1.8 million, offset by increases in non-interest expense of $1.0 million and a decline in income tax benefit of $0.4 million.  The prior year period included special charges of $1.3 million in transaction costs to acquire CCB and $1.3 million to accelerate the Company’s balance sheet repositioning.

Interest income increased by $2.7 million, or 28.9%, to $12.1 million for the quarter ended September 30, 2007, compared to $9.4 million in the prior year period.  Interest income increased primarily as a result of an increase in average loan balances and yields this fiscal period compared to the prior year period.  The average loan balance increased $131.8 million, or 26%, to $639.3 million in the quarter ended September 30, 2007 compared to $507.5 million for the prior year period, due to balances acquired from CCB and originations.  The increase in interest income also benefited from the mix of loan originations offset by a decline in the average balance of mortgage-backed securities, though yields increased. Overall, the annualized average yield on total interest-earning assets increased 67 basis points to 6.85% for the quarter ended September 30, 2007 compared to 6.18% for the prior year period, reflecting increases in yields on loans and total securities of 44 basis points and 127 basis points, respectively.

Interest expense increased by $1.4 million, or 34.9%, to $5.6 million for the three months ended September 30, 2007, compared to $4.2 million for the prior year period.  The higher interest expense resulted primarily from a 49 basis point increase in the annualized average cost of interest-bearing liabilities to 3.47% for the three months ended September 30, 2007, compared to 2.98% for the prior year period.  Additionally, the average balance of interest-bearing liabilities increased $94.0 million, or 16.9%, to $649.5 million, compared to $555.5 million for the prior year period.  The increase in interest expense was primarily the result of interest paid on deposits due to an increase of $101.6 million, or 21.8%, in the average balance of interest-bearing deposits to $567.5 million for the three months ended September 30, 2007, compared to $465.9 million for the prior year period. In addition, a 65 basis point increase in the rate paid on deposits to 3.23% compared to 2.58% for the prior year period contributed to the increase.

The Company did not provide for additional loan reserves for the three months ended September 30, 2007, as it considers the overall allowance for loan losses to be adequate.

Total non-interest income for the quarter ended September 30, 2007 increased $1.8 million to $1.5 million, compared to a loss of $0.3 million for the prior year period.  The increase in non-interest income resulted mainly from an increase of $0.3 million in loan fees and service charges to $0.5 million compared to $0.2 million for the prior year period.  In addition, the prior year period included a $1.3 million charge associated with the balance sheet repositioning initiative implemented to improve margins.

Non-interest expense for the quarter ended September 30, 2007 increased $1.0 million, or 15.3%, to $7.2 million compared to $6.2 million for the prior year period.  The increase in non-interest expense reflects absorption of CCB’s operations and was primarily due to an increase of $0.8 million in employee compensation and benefits to $3.1 million compared to $2.3 million, $0.3 million in net occupancy expense to $0.9 million compared to $0.6 million, and $1.1 million in other non-interest expense to $2.6 million compared to $1.5 million, respectively, for the prior year period.  Other non-interest expense includes investments in new talent, costs in preparation for implementation of Sarbanes-Oxley Act Section 404 at the end of this fiscal year, and other consulting assistance. The increase in other non-interest expense was offset by a decrease of $1.3 million in merger related expenses compared to the prior year period.

For the quarter ended September 30, 2007, income tax benefit decreased $0.4 million, or 90.5%, resulting in a tax benefit of $44,000 compared to a tax benefit of $0.5 million for the prior year period.  The reduction in tax benefit reflects taxable income of $0.7 million for the quarter ended September 30, 2007 compared to a loss of $1.4 million for the prior year period.  The current period income tax expense of $0.3 million was offset by the benefit of the NMTC award totaling $0.4 million for the quarter ended September 30, 2007.  As previously disclosed, the Company is expected to receive benefits from the NMTC award over approximately seven years.

Six-Month Results
Net income for the six months ended September 30, 2007 was $1.9 million compared to a net loss of $0.1 million for the prior year period, an increase of $2.0 million.  These results primarily reflect an increase in net interest income of $2.9 million and an increase in non-interest income of $2.0 million, offset by increases in non-interest expense of $2.7 million, and income tax expense of $0.1 million compared to a prior year period benefit of $19,000.

Interest income for the six month period ending September 30, 2007, increased $5.5 million, or 30.0%, to $24.0 million, compared to $18.5 million for the prior year period.  The increase in interest income was primarily due to higher yields and average balances of interest-earning assets of 83 basis points and $88.0 million, respectively.  These results were primarily driven by increases in average loan balances of $128.2 million and yields on loans of 58 basis points, offset by lower income from total securities and federal funds sold of $0.8 million and $0.1 million, respectively, driven by lower average balances.

Interest expense for the six month period ended September 30, 2007, increased $2.6 million, or 32.4%, to $10.9 million, compared to $8.3 million for the prior year period.  The increase in interest expense resulted primarily from a 48 basis point increase in the annualized average cost of interest-bearing liabilities to 3.43%, compared to 2.95% for the prior year period.  In addition, the increase in interest expense is due to growth in the average balance of interest-bearing liabilities of $80.9 million, or 14.5%, to $638.6 million, compared to $557.7 million for the prior year period.

The Company did not provide for additional loan reserves for the six months ended September 30, 2007, as it considers the overall allowance for loan losses to be adequate.

Non-interest income for the six month period ended September 30, 2007, increased $2.0 million to $2.6 million compared to $0.6 million for the prior year period, which included a $1.3 million charge related to the Company’s balance sheet repositioning.  Additionally for the six month period, there was a $0.4 million increase in loan fees and service charges to $0.9 million compared to $0.5 million for the prior year period.

Non-interest expense for the six month period ended September 30, 2007,  increased $2.7 million, or 24.8%, to $13.7 million compared to $11.0 million for the prior year period.  The increase in non-interest expense was primarily due to increases of $1.7 million in employee compensation and benefits to $6.3 million compared to $4.6 million, $0.6 million in net occupancy expense to $1.8 million compared to $1.2 million, and $1.6 million in other expenses to $4.5 million compared to $2.9 million, respectively, for the prior year period, offset by a decrease of $1.3 million in merger related expenses in the prior year period.

Income taxes increased $0.1 million for the six month period ended September 30, 2007, resulting in a tax expense of $0.1 million compared to a tax benefit of $19,000 for the prior year period.  The reduction in tax benefit reflects the taxable income of $2.0 million for the six month period ended September 30, 2007 compared to a loss of $0.1 million for the prior year period.  The income tax expense of $0.8 million for the six month period ended September 30, 2007 was offset by the benefit of the NMTC award totaling $0.7 million.

Financial Condition Highlights

At September 30, 2007, total assets increased $25.0 million, or 3.4%, to $765.0 million compared to $740.0 million at March 31, 2007.  The increase in total assets was primarily the result of an increase in loans receivable and loans held-for-sale of $27.9 million and an increase in cash and cash equivalents of $3.8 million partially offset by a decrease in investment securities of $8.7 million.  Total loans receivable, including loans held-for-sale, increased $27.9 million, or 4.6%, to $637.1 million at September 30, 2007 compared to $609.2 million at March 31, 2007.  The increase resulted primarily from an increase in construction loans of $27.4 million.  The increase in cash and cash equivalents was primarily a result of a $5.3 million increase in cash and due from banks which was partially offset by a $1.3 million decrease in Federal funds sold.  Total securities decreased $8.7 million, or 12.9%, to $58.4 million at September 30, 2007 compared to $67.1 million at March 31, 2007 due to collection of normal principal repayments and maturities.

At September 30, 2007, total liabilities increased by $24.2 million, or 3.5%, to $712.5 million compared to $688.3 million at March 31, 2007.  The increase in total liabilities was primarily the result of a net increase of $20.5 million in advances and borrowed money and $5.9 million of additional customer deposits, offset by a reduction of $2.2 million in other liabilities.  The increase in advances and borrowed money was primarily the result of repurchase obligations of $30.0 million at September 30, 2007 compared to zero repurchase obligations at March 31, 2007, offset by a $9.5 million reduction in FHLB advances.  Deposits increased as a result of an increase in certificates of deposits of $20.5 million, offset by decreases of $7.7 million in savings, $4.0 million in checking and $2.9 million in money market deposit accounts.

At September 30, 2007, total stockholders’ equity increased $1.0 million, or 1.8%, to $52.6 million at September 30, 2007 compared to $51.6 million at March 31, 2007.  The increase in total stockholders’ equity was primarily attributable to net income for the six months ended September 30, 2007 totaling $1.9 million, partially offset by dividends paid of $0.5 million, the repurchase of common stock totaling $0.4 million and a decrease of $0.2 million in accumulated other comprehensive income following mark-to-market of Carver’s available-for-sale securities.

Stock Repurchase Program

During the quarter ended September 30, 2007, the Company purchased an additional 29,400 shares of its common stock under its stock repurchase program.  To date, the Company has purchased a total of 146,174 shares of the total 231,635 approved under the program, at an average price per share of $16.54.  The number of shares yet to be repurchased is 85,461 shares.

Asset Quality

At September 30, 2007, non-performing assets totaled $3.7 million, or 0.58% of total loans receivable compared to $4.5 million, or 0.74% of total loans receivable at March 31, 2007.  At September 30, 2007 the ratio of the allowance for loan losses to non-performing loans was 146.2%, compared to 119.9% at March 31, 2007. At September 30, 2007 the ratio of the allowance for loan losses to total loans receivable was 0.84%, compared to 0.89% at March 31, 2007.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	September 30,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$19,937	$14,619
Federal funds sold	-	1,300
Interest earning deposits	1,284	1,431
Total cash and cash equivalents	21,221	17,350
Securities:
Available-for-sale, at fair value (including pledged as collateral of $40,366 and $34,649 at September 30 and March 31, 2007, respectively)	40,572	47,980
Held-to-maturity, at amortized cost (including pledged as collateral of $17,286 and $18,581 at September 30 and March 31, 2007, respectively;fair value of $17,624 and $19,005 at September 30 and March 31, 2007, respectively)	17,868	19,137
Total securities	58,440	67,117

Loans held-for-sale	25,901	23,226

Gross loans receivable:
Real estate mortgage loans	555,096	533,667
Consumer and commercial loans	56,083	52,293
Allowance for loan losses	(5,338)	(5,409)
Total loans receivable, net	605,841	580,551

Office properties and equipment, net	15,181	14,626
Federal Home Loan Bank of New York stock, at cost	2,660	3,239
Bank owned life insurance	8,955	8,795
Accrued interest receivable	4,460	4,335
Goodwill	6,370	5,716
Core deposit intangibles, net	608	684
Other assets	15,385	14,313
Total assets	$765,022	$739,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$620,950	$615,122
Advances from the FHLB-NY and other borrowed money	81,609	61,093
Other liabilities	9,907	12,110
Total liabilities	712,466	688,325
Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares;authorized; 2,524,691 shares issued; 2,480,722 and 2,507,985 shares outstanding at September 30 and March 31, 2007, respectively	25	25
Additional paid-in capital	24,062	23,996
Retained earnings	28,919	27,436
Unamortized awards of common stock under ESOP and MRP	(4)	(4)
Treasury stock , at cost (43,969 and 16,706 shares at September 30 and March 31, 2007, respectively)	(694)	(277)
Accumulated other comprehensive income	248	451
Total stockholders' equity	52,556	51,627
Total liabilities and stockholders' equity	$765,022	$739,952

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Interest Income:
Loans	$11,184	$8,317	$22,177	$16,208
Mortgage-backed securities	474	842	976	1,775
Investment securities	401	168	855	349
Federal funds sold	29	53	41	169
Total interest income	12,088	9,380	24,049	18,501

Interest expense:
Deposits	4,570	3,026	8,901	6,021
Advances and other borrowed money	1,055	1,143	2,030	2,233
Total interest expense	5,625	4,169	10,931	8,254

Net interest income before provision for loan losses	6,463	5,211	13,118	10,247

Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	6,463	5,211	13,118	10,247

Non-interest income:
Depository fees and charges	686	601	1,315	1,210
Loan fees and service charges	512	245	890	490
Write-down of loans held for sale	--	(702)	--	(702)
Gain (loss) on sale of securities	79	(645)	79	(645)
Gain (loss) on sale of loans	(19)	76	28	88
Gain on sale of fixed assets	1	3	1	3
Other	194	85	276	163
Total non-interest income (loss)	1,453	(337)	2,589	607

Non-interest expense:
Employee compensation and benefits	3,145	2,326	6,317	4,611
Net occupancy expense	928	610	1,765	1,194
Equipment, net	513	514	1,105	991
Merger related expenses	-	1,256	-	1,258
Other	2,610	1,536	4,514	2,921
Total non-interest expense	7,196	6,242	13,701	10,975

Income (loss) before income taxes	720	(1,368)	2,006	(121)
Income tax (benefit) expense	(44)	(464)	99	(19)
Net income (loss)	$764	$(904)	$1,907	$(102)

Earnings (loss) per common share:
Basic	$0.31	$(0.36)	$0.76	$(0.04)
Diluted	$0.30	$(0.36)	$0.74	$(0.04)

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Selected Statistical Data:	2007	2006	2007	2006

Return on average assets (1)	0.40%	-0.56%	0.51%	-0.03%
Return on average equity (2)	6.03%	-7.46%	7.62%	-0.42%
Net interest margin (3)	3.66%	3.46%	3.76%	3.37%
Interest rate spread (4)	3.38%	3.20%	3.46%	3.12%
Efficiency ratio (5)	90.90%	128.07%	87.23%	101.11%
Operating expenses to average assets (6)	3.78%	3.87%	3.64%	3.40%
Average equity to average assets (7)	6.59%	7.98%	6.63%	7.45%

Average interest-earning assets to average interest-bearing liabilities	1.09x	1.09	1.09	1.09

Net income per share - basic	$0.31	$(0.36)	$0.76	$(0.04)
Net income per share - diluted	$0.30	$(0.36)	$0.74	$(0.04)
Average shares outstanding - basic	2,490,045	2,509,088	2,497,666	2,507,466
Average shares outstanding - diluted	2,559,507	2,570,002	2,569,770	2,568,969
Cash dividends	$0.10	$0.08	$0.19	$0.17
Dividend payout ratio (8)	32.46%	n/a	24.80%	n/a

Capital Ratios:
Tier I leverage capital ratio (9)	7.89%	7.24%	7.89%	7.24%
Tier I risk-based capital ratio (9)	7.90%	8.96%	7.90%	8.96%
Total risk-based capital ratio (9)	10.00%	9.79%	10.00%	9.79%

	September 30,		March 31,
	2007	2006	2007	2006
Asset Quality Ratios:
Non performing assets to total assets (10)	0.48%	0.50%	0.61%	0.42%
Non performing loans to total loans receivable (10)	0.58%	0.57%	0.74%	0.55%
Allowance for loan losses to total loans receivable	0.84%	0.88%	0.89%	0.81%
Allowance for loan losses to non-performing loans	146.21%	154.90%	119.93%	147.10%

(1) Net income, annualized, divided by average total assets.
(2) Net income, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) Dividends paid on common stock during the period divided by net income for the period.
(9) These ratios reflect consolidated bank only.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$639,264	$11,184	7.00%	$507,492	$8,317	6.56%
Investment securities (2)	28,475	401	5.63%	16,086	168	4.18%
Mortgage-backed securities	35,838	474	5.29%	79,578	842	4.23%
Fed funds sold	2,171	29	5.36%	3,927	53	5.35%
Total interest-earning assets	705,748	12,088	6.85%	607,083	9,380	6.18%
Non-interest-earning assets	55,964			37,927
Total assets	$761,712			$645,010

Interest Bearing Liabilities:
Deposits:
Now demand	$24,933	$24	0.39%	$23,198	$16	0.27%
Savings and clubs	132,991	265	0.80%	135,629	220	0.64%
Money market	45,529	258	2.27%	38,584	235	2.42%
Certificates of deposit	361,231	4,014	4.46%	266,942	2,549	3.79%
Mortgagors deposits	2,793	9	1.29%	1,571	6	1.52%
Total deposits	567,477	4,570	3.23%	465,924	3,026	2.58%
Borrowed money	82,027	1,055	5.16%	89,531	1,143	5.06%
Total interest-bearing liabilities	649,504	5,625	3.47%	555,455	4,169	2.98%
Non-interest-bearing liabilities:
Demand	53,028			31,977
Other liabilities	9,006			9,116
Total liabilities	711,538			596,548
Stockholders' equity	50,174			48,462
Total liabilities & stockholders' equity	$761,712			$645,010
Net interest income		$6,463			$5,211

Average interest rate spread			3.38%			3.20%

Net interest margin			3.66%			3.46%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Six Months Ended September 30,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$628,677	$22,177	7.06%	$500,515	$16,208	6.48%
Investment securities (2)	29,831	855	5.73%	16,887	349	4.13%
Mortgage-backed securities	37,464	976	5.21%	85,723	1,775	4.14%
Fed funds sold	1,555	41	5.29%	6,821	169	4.94%
Total interest-earning assets	697,527	24,049	6.90%	609,946	18,501	6.07%
Non-interest-earning assets	55,231			37,673
Total assets	$752,758			$647,619

Interest Bearing Liabilities:
Deposits:
Now demand	$24,951	$58	0.47%	$24,943	$39	0.31%
Savings and clubs	135,120	530	0.79%	137,542	443	0.64%
Money market	46,193	501	2.18%	39,164	477	2.43%
Certificates of deposit	350,817	7,792	4.45%	264,516	5,048	3.81%
Mortgagors deposits	2,807	20	1.43%	1,870	14	1.49%
Total deposits	559,888	8,901	3.19%	468,035	6,021	2.57%
Borrowed money	78,683	2,030	5.17%	89,708	2,233	4.96%
Total interest-bearing liabilities	638,571	10,931	3.43%	557,743	8,254	2.95%
Non-interest-bearing liabilities:
Demand	53,809			31,562
Other liabilities	10,447			10,075
Total liabilities	702,827			599,380
Stockholders' equity	49,931			48,239
Total liabilities & stockholders' equity	$752,758			$647,619
Net interest income		$13,118			$10,247

Average interest rate spread			3.46%			3.12%

Net interest margin			3.76%			3.37%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock